Exhibit 99.1
        NEWS RELEASE

Contacts:    Trey Stolz, VP Investor Relations
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/ Kaitlin Ross
Dennard-Lascar Investor Relations
713-529-6600

Basic Energy Services Announces
ABL Credit Facility Increase to $150 Million

FORT WORTH, Texas, April 17, 2018 -- Basic Energy Services, Inc. (NYSE: BAS) ("Basic" or the "Company") announced today that it has amended its existing asset-based lending credit facility ("ABL") to increase the bank group’s commitments from $120 million to $150 million. Furthermore, an additional lender was added to the bank group while all other terms and conditions of the ABL remained unchanged.

Roe Patterson, Basic's CEO and President, stated, “We are very pleased that we were able to increase the ABL commitments by $30 million. With this up-sized ABL, we have positioned ourselves to access additional liquidity to fund our anticipated growth.”

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company's website at www.basicenergyservices.com.

Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic's Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

Contacts:    Trey Stolz, VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar / Kaitlin Ross
Dennard-Lascar Associates
713-529-6600

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